Exhibit 99.1

Contact:

John Luttrell

(949) 699-3918

THE WET SEAL, INC. ANNOUNCES APPOINTMENT

OF PRESIDENT, ARDEN B. MERCHANDISE

FOOTHILL RANCH, CA, March 13, 2006 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today announced the selection of Gregory S. Gemette as President, Arden B. Merchandise.

Mr. Gemette is joining the Wet Seal, Inc. from G and G Retail, Inc., where he was Senior Vice President, Merchandise and Chief Merchandising Officer.

He began his career as a buyer for Carter, Hawley, Hale Stores Inc. in Los Angeles, Ca. where he was promoted to Vice President and DMM of Special Sizes and Swimwear.

He went on to become Vice President of Merchandising, Sportswear for Lane Bryant Stores, formerly a division of the Limited, Inc., and later became Vice President and General Merchandise Manager, Women’s for American Eagle Outfitters, Inc., headquartered in Pittsburgh, Pennsylvania.

Prior to joining G and G, Mr. Gemette was Executive Vice President and Chief Merchant for the Home Shopping Network, LLC.

“Greg is a great addition to the Wet Seal, Inc. Management Team, and specifically to the Arden B. brand”, said Joel Waller, chief executive officer of the Wet Seal Inc. “Greg has a strong vision and merchandising strategy to continue to develop and build the Arden B. business.”

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 400 stores in 46 states, the District of Columbia and Puerto Rico, including 308 Wet Seal stores and 92 Arden B. stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SOURCE: The Wet Seal, Inc.